Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2020 RESULTS

DALLAS--(BUSINESS WIRE)—November 9, 2020-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today the financial and operating results for the third quarter of 2020. For the quarter, the Company generated a net loss of $37 million, or $0.09 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $50 million or $0.12 per diluted share for the third quarter of 2020.

THIRD QUARTER 2020 HIGHLIGHTS

•Net Production(2) - 56,700 barrels of oil equivalent per day (boepd) with sales of 59,500 boepd

•Revenues - $225 million, or $41.05 per boe

•Production expense - $84 million, or $15.39 per boe

•General and administrative expenses - $18 million, $9 million cash expense and $9 million non-cash equity-based compensation expense

•Capital expenditures:
•$53 million Base Business capital expenditures
•$47 million Mauritania and Senegal accrued non-cash capital expenditures

At quarter end, the Company was in a net underlift position of approximately 0.8 million barrels of oil.

Commenting on the company’s 3Q 2020 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos delivered robust operational performance in the third quarter, despite elevated storm activity driving temporary shut-ins in the Gulf of Mexico. Production in Ghana and Equatorial Guinea was in line with expectations, with the reliability improvements seen in the first half of the year continuing into the second half. With the impact of COVID-19 and one of the worst storm seasons on record in the Gulf of Mexico, full year production is expected to come in at 61,000 - 62,000 barrels of oil equivalent per day.

In Mauritania and Senegal, the partnership continues to make good progress with Phase 1 of the Tortue project expected to be around 50% complete by year end. The operator has put significant effort into optimizing Phase 2, which we believe is now the most competitive brownfield LNG expansion globally. With the prospect of enhanced future returns, now is not the optimal time to reduce our interest in the project and we have established a financing path which funds Kosmos' capital obligations to first gas. This enables Kosmos to retain its current equity stake through to production. With lower costs and an improving LNG market backdrop, the Tortue project is expected to provide an excellent return on investment for Kosmos.

With the recently announced Gulf of Mexico financing facility and frontier exploration asset sale to Shell, we have taken additional steps to bolster the balance sheet and have ample liquidity to navigate the current period of low and volatile commodity prices."

FINANCIAL UPDATE

In September 2020, the Company closed a five-year $200 million Gulf of Mexico term loan with Beal Bank USA and Trafigura Trading LLC, restructuring the previously announced Gulf of Mexico prepayment facility. The agreement includes an accordion feature allowing the term loan to be expanded up to $300 million.

In October 2020, the Company successfully completed its reserve based lending (RBL) re-determination, agreeing with its bank group a borrowing base of $1.32 billion. Following the completion of the Gulf of Mexico term loan and the RBL re-determination, the company had approximately $0.5 billion of available liquidity.

Third quarter cash flow improved by over $100 million versus the second quarter due to higher realized prices, lower costs and a benefit in working capital, offset by the impact of the elevated storms in the Gulf of Mexico. Looking forward to the fourth quarter, with continued reduction in costs, high reliability in Ghana and Equatorial Guinea and improved uptime in the Gulf of Mexico, we expect positive free cash flow from the base business, enhanced by the proceeds from the Shell transaction.

Kosmos exited the third quarter of 2020 with approximately $2.1 billion of net debt. Net debt slightly increased in the third quarter, largely driven by a recategorization of the Gulf of Mexico prepayment facility as debt post restructuring.

Our base business net capital expenditure for 2020 is expected to be approximately $140-$150 million and includes the impact of the Shell proceeds, partially offset by the Winterfell infrastructure-led exploration well in the Gulf of Mexico (formerly Monarch) and the acceleration of the Kodiak completion into the fourth quarter (~$20 million).

OPERATIONAL UPDATE

COVID-19 Update

Kosmos’ response to the COVID-19 pandemic remains focused on safe and reliable operations by protecting the health of our employees and contractors, reducing the risk of the virus spreading in our operations, and minimizing the impact on our business. We are also working with local communities in our host countries to fight transmission of the virus.

Production

Total net production in the third quarter of 2020 averaged approximately 56,700 boepd(2), slightly lower than previous guidance due to the elevated storm activity in the Gulf of Mexico with 2020 being one of the most active years for tropical storms on record. With the impact of COVID-19 and the Gulf of Mexico storms, full year net production is expected to be in the range of 61,000 to 62,000 boepd.

Ghana

Production in Ghana continued to be unaffected by COVID-19 and averaged approximately 28,100 barrels of oil per day (bopd) net in the third quarter of 2020, in line with guidance. As forecasted, Kosmos lifted three cargos from Ghana during the third quarter.

Jubilee continues to perform well with high reliability. Gross production rates averaged approximately 87,700 bopd during the quarter with FPSO uptime of around 98%. TEN production averaged approximately 49,600 bopd gross for the third quarter with FPSO uptime of 98%.

Full year guidance of ten cargos is unchanged.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 17,500 boepd net (80% oil) during the third quarter, including the impact of 17 days of production shut-ins during the quarter due to the impact of increased tropical storm activity, which caused the shutdown of platforms and infrastructure with personnel evacuated.

During the quarter, the Tornado-4 water injection well came online and initial results have been positive, with the injection providing pressure support to the producing updip wells. Management also took the decision to accelerate the Kodiak completion, which will commence in the fourth quarter. The Winterfell infrastructure-led exploration well (previously named Monarch) is expected to spud this quarter with results early next year.

Equatorial Guinea

Production in Equatorial Guinea continued to be unaffected by COVID-19 and averaged approximately 33,000 bopd gross and 11,100 bopd net in the third quarter of 2020. Kosmos lifted 1 cargo from Equatorial Guinea during the quarter. Full year guidance of 4.5 cargos is unchanged.

Mauritania & Senegal

Phase 1 of the Greater Tortue Ahmeyim project continued to make good progress in the quarter and is expected to be around 50% complete by year end. Throughout 2020, Kosmos has collaborated with operator BP and the national oil companies of Mauritania and Senegal on the optimization of Phase 2. By targeting expansion to 5 million tonnes per annum and leveraging all the major infrastructure from Phase 1, capital costs for Phase 2 have been reduced and the expected returns from the project enhanced.

To fund its current interest, Kosmos has established a financing path for its capital obligations to first gas. Kosmos and BP are engaged in the sale of the FPSO to a Special Purpose Vehicle (SPV) which we plan to close in the first quarter of 2021 for the capital costs paid so far, which total approximately $160 million net, and the FPSO leased back to the project. The SPV is expected to take on the future capital obligations for the FPSO, meaning Kosmos’ future obligations are reduced by a further $160 million. In addition, Kosmos intends to re-finance the national oil company loans with commercial banks in 2021, which should result in a reimbursement of an additional $100 million to Kosmos. The funds provided from these two activities are expected to fund Kosmos’ capital obligations in Mauritania and Senegal through 2021. The outstanding capital balance for Phase 1 is planned to be funded by a direct investment in Kosmos’ Mauritania and Senegal position with Phase 2 largely funded through Phase 1 cash flows. Kosmos plans to secure this financing by the middle of 2021.

Climate Risk and Resilience Report

As part of our commitment to strong Environmental, Social and Governance (ESG) performance, and in accordance with our Climate Change Policy, Kosmos recently published a Climate Risk and Resilience Report that adheres to the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD). The report discusses how we are identifying and managing climate-related risks and opportunities across four categories: Governance, Strategy, Risk Management, and Metrics and Targets. In addition, the report includes a commitment to achieve Scope 1 and Scope 2 carbon neutrality by 2030 or sooner, a full scenario analysis demonstrating the resilience of our portfolio, and a description of innovative nature-based carbon capture projects used to mitigate emissions that cannot be eliminated.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2020 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-3982. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial 1-201-493-6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused on the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a proven basin exploration program in Equatorial Guinea, Ghana and U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the Facility and Corporate revolver less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues and other income:
Oil and gas revenue	$224,786	$357,036	$529,880	$1,049,759
Other income, net	1	(66)	2	(65)
Total revenues and other income	224,787	356,970	529,882	1,049,694

Costs and expenses:
Oil and gas production	84,277	95,540	234,627	266,316
Facilities insurance modifications, net	2,465	12,569	10,555	(5,174)
Exploration expenses	13,977	22,773	74,293	83,022
General and administrative	18,269	24,723	57,366	88,703
Depletion, depreciation and amortization	111,231	146,653	326,390	416,186
Impairment of long-lived assets	—	—	150,820	—
Interest and other financing costs, net	27,068	30,721	83,177	125,565
Derivatives, net	1,187	(27,016)	(34,776)	35,884
Other expenses, net	2,805	11,472	27,962	11,798
Total costs and expenses	261,279	317,435	930,414	1,022,300

Income (loss) before income taxes	(36,492)	39,535	(400,532)	27,394
Income tax expense	892	23,470	19,010	47,398
Net income (loss)	$(37,384)	$16,065	$(419,542)	$(20,004)

Net income (loss) per share:
Basic	$(0.09)	$0.04	$(1.04)	$(0.05)
Diluted	$(0.09)	$0.04	$(1.04)	$(0.05)

Weighted average number of shares used to compute net income (loss) per share:
Basic	405,409	401,466	405,131	401,319
Diluted	405,409	410,992	405,131	401,319

Dividends declared per common share	$—	$0.0452	$0.0452	$0.1356

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$300,819	$224,502
Receivables, net	85,283	174,293
Other current assets	206,364	167,762
Total current assets	592,466	566,557

Property and equipment, net	3,366,304	3,642,332
Other non-current assets	134,731	108,343
Total assets	$4,093,501	$4,317,232

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$184,086	$149,483
Accrued liabilities	186,630	380,704
Current maturities of long-term debt	169,905	—
Other current liabilities	24,589	8,914
Total current liabilities	565,210	539,101

Long-term liabilities:
Long-term debt, net	2,191,433	2,008,063
Deferred tax liabilities	624,156	653,221
Other non-current liabilities	287,138	275,145
Total long-term liabilities	3,102,727	2,936,429

Total stockholders’ equity	425,564	841,702
Total liabilities and stockholders’ equity	$4,093,501	$4,317,232

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating activities:
Net income (loss)	$(37,384)	$16,065	$(419,542)	$(20,004)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	113,486	148,938	333,120	423,160
Deferred income taxes	(19,935)	(13,110)	3,715	(69,840)
Unsuccessful well costs and leasehold impairments	3,483	262	24,338	7,361
Impairment of long-lived assets	—	—	150,820	—
Change in fair value of derivatives	(541)	(31,683)	(32,156)	34,003
Cash settlements on derivatives, net(1)	(17,910)	(3,657)	16,904	(24,701)
Equity-based compensation	8,699	9,450	26,392	27,382
Loss on extinguishment of debt	678	—	2,893	24,794
Other	144	2,183	6,673	9,600
Changes in assets and liabilities:
Net changes in working capital	32,773	49,438	(92,500)	(11,479)
Net cash provided by operating activities	83,493	177,886	20,657	400,276

Investing activities
Oil and gas assets	(80,183)	(87,374)	(215,425)	(240,642)
Other property	(302)	(3,061)	(1,838)	(8,291)
Proceeds on sale of assets	—	—	1,713	—
Notes receivable from partners	(11,212)	(13,582)	(53,574)	(19,565)
Net cash used in investing activities	(91,697)	(104,017)	(269,124)	(268,498)

Financing activities:
Borrowings on long-term debt	150,000	—	300,000	175,000
Payments on long-term debt	—	(25,000)	—	(325,000)
Advances under production prepayment agreement	—	—	50,000	—
Net proceeds from issuance of senior notes	—	—	—	641,875
Redemption of senior secured notes	—	—	—	(535,338)
Purchase of treasury stock / tax withholdings	—	—	(4,947)	(1,983)
Dividends	7	(18,158)	(19,174)	(54,447)
Deferred financing costs	(4,434)	(462)	(4,570)	(2,443)
Net cash provided by (used in) financing activities	145,573	(43,620)	321,309	(102,336)

Net increase in cash, cash equivalents and restricted cash	137,369	30,249	72,842	29,442
Cash, cash equivalents and restricted cash at beginning of period	164,819	184,809	229,346	185,616
Cash, cash equivalents and restricted cash at end of period	$302,188	$215,058	$302,188	$215,058

(1)Cash settlements on commodity hedges were $(19.6) million and $(8.3) million for the three months ended, September 30, 2020 and 2019, respectively, and $22.8 million and $(27.0) million for the nine months ended September 30, 2020 and 2019, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three months ended		Nine months ended		Twelve Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019	September 30, 2020
Net income (loss)	$(37,384)	$16,065	$(419,542)	$(20,004)	$(455,315)
Exploration expenses	13,977	22,773	74,293	83,022	172,226
Facilities insurance modifications, net	2,465	12,569	10,555	(5,174)	(8,525)
Depletion, depreciation and amortization	111,231	146,653	326,390	416,186	474,065
Impairment of long-lived assets	—	—	150,820	—	150,820
Equity-based compensation	8,699	9,450	26,392	27,382	31,380
Derivatives, net	1,187	(27,016)	(34,776)	35,884	1,225
Cash settlements on commodity derivatives	(19,637)	(8,325)	22,811	(27,017)	13,487
Restructuring and other	1,158	9,981	18,959	10,168	36,141
Other, net	1,542	1,677	5,472	1,663	7,958
Gain on sale of assets	—	—	—	—	(10,528)
Interest and other financing costs, net	27,068	30,721	83,177	125,565	112,686
Income tax expense	892	23,470	19,010	47,398	52,506
EBITDAX	$111,198	$238,018	$283,561	$695,073	$578,126

Kosmos Energy Ltd.
Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$(37,384)	$16,065	$(419,542)	$(20,004)

Derivatives, net	1,187	(27,016)	(34,776)	35,884
Cash settlements on commodity derivatives	(19,637)	(8,325)	22,811	(27,017)
Facilities insurance modifications, net	2,465	12,569	10,555	(5,174)
Impairment of long-lived assets	—	—	150,820	—
Restructuring and other	1,158	9,981	18,959	10,168
Other, net	1,542	1,677	5,472	1,663
Loss on extinguishment of debt	678	—	2,893	24,794
Total selected items before tax	(12,607)	(11,114)	176,734	40,318

Income tax expense (benefit) on adjustments(1)	335	11,594	5,768	(4,980)
Impact of valuation adjustments and U.S. tax law changes	—	—	26,001	—
Adjusted net income (loss)	$(49,656)	$16,545	$(211,039)	$15,334

Net income (loss) per diluted share	$(0.09)	$0.04	$(1.04)	$(0.05)

Derivatives, net	—	(0.06)	(0.09)	0.09
Cash settlements on commodity derivatives	(0.04)	(0.02)	0.06	(0.07)
Facilities insurance modifications, net	0.01	0.03	0.03	(0.01)
Impairment of long-lived assets	—	—	0.37	—
Restructuring and other	—	0.02	0.06	0.03
Other, net	—	—	0.01	—
Loss on extinguishment of debt	—	—	0.01	0.06
Total selected items before tax	(0.03)	(0.03)	0.45	0.10

Income tax expense (benefit) on adjustments(1)	0.00	0.03	0.01	(0.01)
Impact of valuation adjustments and U.S. tax law changes	—	—	0.06	—
Adjusted net income (loss) per diluted share	$(0.12)	$0.04	$(0.52)	$0.04

Weighted average number of diluted shares	405,409	410,992	405,131	401,319

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$83,493	$177,886	$20,657	$400,276
Net cash used in investing activities	(91,697)	(104,017)	(269,124)	(268,498)
Free cash flow(1)	$(8,204)	$73,869	$(248,467)	$131,778

(1)Commencing in the second quarter of 2020, the Company no longer included restricted cash and other cash used in financing activities (deferred financing costs, the purchase of treasury stock and costs related to the redemption of the senior secured notes and issuance of senior notes) in its calculation of free cash flow to better reflect cash flow of the underlying business, consistent with general industry practice.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net Volume Sold
Oil (MMBbl)	5.160	5.698	14.361	16.239
Gas (MMcf)	1.167	1.189	4.451	4.653
NGL (MMBbl)	0.122	0.142	0.457	0.393
Total (MMBoe)	5.477	6.038	15.560	17.408
Total (Boepd)	59.527	65.632	56.788	63.764

Revenue
Oil sales	$220,653	$351,537	$517,382	$1,031,687
Gas sales	2,314	3,969	8,146	11,776
NGL sales	1,819	1,530	4,352	6,296
Total sales	224,786	357,036	529,880	1,049,759
Cash settlements on commodity derivatives	(19,637)	(8,325)	22,811	(27,017)
Realized revenue	$205,149	$348,711	$552,691	$1,022,742

Oil and Gas Production Costs	$84,277	$95,540	$234,627	$266,316

Sales per Bbl/Mcf/Boe
Oil sales per Bbl	$42.76	$61.69	$36.03	$63.53
Gas sales per Mcf	1.98	3.34	1.83	2.53
NGL sales per Bbl	14.91	10.77	9.52	16.02
Total sales per Boe	41.05	59.13	34.05	60.30
Cash settlements on commodity derivatives per oil Bbl(1)	(3.81)	(1.46)	1.59	(1.66)
Realized revenue per Boe	37.46	57.75	35.52	58.75

Oil and gas production costs per Boe	$15.39	$15.83	$15.08	$15.30

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 834 thousand barrels as of September 30, 2020.

Hedging Summary
As of September 30, 2020(1)
(Unaudited)

			Weighted Average Price per Bbl
						Purchased
	Index	MBbl	Floor(3)	Sold Put	Ceiling	Call
2020:
Swaps	Dated Brent	2,637	$42.67	$—	$—	$—
Swaps	Argus LLS	1,500	29.98	—	—	—
Call spreads	NYMEX WTI	(2)	—	—	45.00	35.00
Swaps with sold puts	Dated Brent	167	35.00	25.00	—	—
Three-way collars	Dated Brent	500	32.50	25.00	40.00	—
2021:
Swaps with sold puts	Dated Brent	6,000	53.96	42.92	—	—
Three-way collars	Dated Brent	3,000	40.00	30.83	53.47	—

(1)Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of September 30, 2020 and hedges added since quarter-end.
(2)Added call spreads on 0.5 million barrels to open upside for U.S. Gulf of Mexico production.
(3)“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 2.4 MMBbls of sold (short) calls with a strike price of $80.83 per Bbl in 2020, 7.0 MMBbls of sold (short) calls with a strike price of $70.09 per Bbl in 2021 and 1.6 MMBbls of sold (short) calls with a strike price of $60.00 per Bbl in 2022.

2020 Guidance

FY 2020 Guidance

Production(1,2)	61,000 - 62,000 boe per day

Opex	$14.50 - $15.00 per boe

DD&A	$20.00 - $22.00 per boe

G&A(3)	$75 - $80 million

Exploration Expense(4)	~$60 million

Net Interest	$26 - $30 million per quarter

Tax	$1.00 - $2.00 per boe

Base Business Capex(5)	$140 - $150 million in FY 2020

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)4Q 2020 cargos forecast - Ghana: 3 cargos / Equatorial Guinea: 1.5 cargos. FY 2020 Ghana: 10 cargos / Equatorial Guinea 4.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production - 4Q 2020: 25,000-27,000 boe per day. Oil/Gas/NGL split for 2020: 80%/12%/8%
(3)G&A - Approximately 50% cash.
(4)Excludes dry hole expense of approximately $13 million primarily related to Oldfield.
(5)Excludes Mauritania and Senegal, net of Shell proceeds

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com